Exhibit 99.1

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)
	Three Months Ended		Year Ended,
	December 31,		December 31,
	2008	2007	2008	2007
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$4,238	$10,485	$18,031	$33,836
Add: Fair value stock-based compensation	2,015	1,095	6,947	3,025
Non-GAAP income from operations	$6,253	$11,580	$24,978	$36,861

GAAP net income attributable to common stockholders	$2,680	$6,618	$11,880	$23,756
Add: Fair value stock-based compensation, net of tax	1,178	627	4,061	1,904
Non-GAAP net income	$3,858	$7,245	$15,941	$25,660

Diluted non-GAAP net income per share	$0.12	$0.22	$0.50	$0.77

Shares used in per share calculation	30,982	33,658	32,187	33,375